Exhibit 99.1

            Coors Completes Sale of Cape Hill Brewery in the U.K.

    GOLDEN, Colo., June 9 /PRNewswire-FirstCall/ -- Adolph Coors Company (NYSE: RKY) today announced the sale of property related to the former Cape Hill brewery in Birmingham, England. The sale is consistent with the company's objective to convert non-core assets to cash, accelerate debt repayments and grow returns on capital.
    The Cape Hill transaction, completed in late May, involved the sale of nearly 80 acres of property related to the company's former brewing operation in Birmingham. Coors ceased brewing operations at the Cape Hill facility in late 2002. The property was sold to U.K.-based developer Persimmon PLC for 26 million British pounds sterling (approximately $46 million based on current exchange rates), with 6 million pounds payable in 2004 and 20 million pounds due in 2005.
    Coors expects the Cape Hill property sale to result in a one-time pretax gain of 4 million British pounds (approximately $7 million), which the company anticipates recording in the fourth quarter of 2004 after all of the 2004 payment has been received.

    Founded in 1873, Adolph Coors Company is the world's ninth-largest brewer. Its principal subsidiary is Coors Brewing Company, the third-largest brewer in the U.S., with a beverage portfolio that includes Coors Light, Coors Original, Aspen Edge, Killian's, Zima and the Keystone family of brands. The company's operating unit in the United Kingdom, Coors Brewers Limited, is the U.K.'s second-largest brewer, with brands that include Carling -- the best-selling beer in the U.K. -- Grolsch, Worthington's, Reef and the recently launched Coors Fine Light Beer. Adolph Coors Company stock trades on the New York Stock Exchange under the symbol RKY. For more information on Adolph Coors Company, visit the company's website at www.coors.com.

    Forward-Looking Statements
    This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms and phrases as "expects" or "expected to," "could be affected," "estimates" and other terms with similar meaning indicating potential impact on our business. It also includes financial information that has not been reviewed by the Company's independent auditors. Although the Company believes that the assumptions are reasonable upon which this financial information and its forward-looking statements are based, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; any inability of a supplier to provide sufficient packaging materials; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  Adolph Coors Company
    -0-                             06/09/2004
    /CONTACT: media, Laura Sankey, +1-303-277-5035, or investors, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield, +1-303-277-6894, all of Adolph Coors Company/
    /Web site:  http://www.coors.com /
    (RKY)

CO:  Adolph Coors Company; Cape Hill; Persimmon PLC
ST:  Colorado, England
IN:  FOD REA
SU: